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                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
                 (a wholly-owned subsidiary of American Express
                     Travel Related Services Company, Inc.)

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                      Nine Months
                                         Ended
                                      September 30,
                                      (Unaudited)                         Years Ended December 31,
                                   -----------------        -------------------------------------------------------
                                    2001        2000            2000        1999       1998       1997       1996
                                    ----        ----            ----        ----       ----       ----       ----
Earnings:
Net income                         $  235      $  203          $  286      $  223     $  237     $  212      $  215
Income tax provision                  119         107             150         120        128        114         115
Interest expense                    1,146       1,058           1,459       1,130      1,190      1,125       1,117
                                   ------      ------          ------      ------     ------     ------      ------
Total earnings (a)                 $1,500      $1,368          $1,895      $1,473     $1,555     $1,451      $1,447
                                   ------      ------          ------      ------     ------     ------      ------
Fixed charges:
Interest expense (b)               $1,146      $1,058          $1,459      $1,130     $1,190     $1,125      $1,117
                                   ------      ------          ------      ------     ------     ------      ------

Ratio of earnings
   to fixed charges (a/b)            1.31        1.29            1.30        1.30       1.31       1.29        1.30


Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.